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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Boise Cascade Corporation:

        We consent to the use of our report dated January 22, 2003, with respect to the consolidated balance sheet of Boise Cascade Corporation as of December 31, 2002 and the related consolidated statements of income (loss), shareholders' equity, and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading "Experts" in this Registration Statement on Form S-3.

        Our report refers to the adoption of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 142 effective January 1, 2002.

                      /s/ KPMG LLP

Boise, Idaho
August 29, 2003

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Independent Auditors' Consent